Exhibit 5.1

December 11, 2003

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, FL 32254

Re:	Winn-Dixie Stores, Inc.—Frank Lazaran Stock Option Plan
Registration Statement on Form S-8

Ladies and Gentlemen:

We are special counsel to Winn-Dixie Stores, Inc., a Florida corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale of 375,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Shares”), pursuant to Winn-Dixie Stores, Inc.’s Frank Lazaran Stock Option Plan and Award Certificate (the “Plan”).

In rendering this opinion, we have examined: (a) the Registration Statement; (b) the Plan; (c) a copy of the Company’s articles of incorporation as amended to the date hereof; (d) a copy of the Company’s by-laws as amended to the date hereof; and (e) records of the proceedings of the Company relating to the authorization of the issuance and delivery of the Common Shares. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. We have assumed, without inquiry, the authenticity of all documents submitted to us as originals, the genuiness of all signatures, the legal capacity of all natural persons and the conformity with authentic original documents of any copies thereof submitted to us for our examination.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Company has been incorporated under the laws of Florida and the Company’s status is active.

2. The Common Shares will be legally issued, fully paid and nonassessable when: (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Common Shares shall have been issued and sold in the manner contemplated by the Plan; and (iii) certificates representing the Common Shares shall have been executed, countersigned and registered and delivered to the purchasers thereof against payment of the agreed consideration therefore.

We express no opinion as to the application of the securities or “Blue Sky” laws of the various states to the sale of Common Shares.

The opinions rendered herein are limited to the law of the State of Florida and the Federal law of the United States.

This opinion is being delivered in connection with the Registration Statement and, accordingly, may not be used for any other purpose without our prior written consent. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law that may hereafter occur.

We hereby consent to the use of our name in the Registration Statement as counsel who will pass upon the legality of the Common Shares for the Company and as having prepared this opinion, and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

KIRSCHNER & LEGLER, P.A.

By:	/s/ Kenneth M. Kirschner

Kenneth M. Kirschner